Delisting Determination, The Nasdaq Stock Market, LLC, September 18, 2025, Digital Brands Group, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the security of Digital Brands Group, Inc. effective at the opening of the trading session on October 13, 2025. Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(a)(2). The Company was notified of the Staff determination on October 2, 2024.
On October 9, 2024 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings
Panel (Panel) pursuant to Listing Rule 5815.
Additionally, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5635(d). The Company was notified of the Staff determination on October 28, 2024.
Additionally, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(b)(1). The Company was notified of the Staff determination on November 20, 2024.
On December 3, 2024, the hearing was held.
On December 12, 2024 the Panel reached a decision and a Decision letter was issued on December 16, 2024.
The Company security was suspended on December 18, 2024. The
Staff determination to delist the Company security became final on January 30, 2025.